[BCE INC. LOGO] News release

For Immediate Release

BCE announces the purchase through a private agreement of
4 million common shares under its normal course issuer bid

MONTRÉAL, March 31, 2010 – BCE Inc. (TSX, NYSE: BCE) today announced that it will purchase for cancellation 4 million of its common shares pursuant to a private agreement with an arm’s-length third-party seller. The common shares so purchased will be counted towards the 20 million common shares that BCE is entitled to repurchase for cancellation under its normal course issuer bid announced on December 17, 2009.

Such purchases will be made pursuant to an issuer bid exemption order issued by the Ontario Securities Commission, and will take place by way of several transactions to be effected pursuant to the terms of the applicable order, which provides that such purchases shall occur prior to May 31, 2010. The price that BCE will pay for the common shares purchased by it under such agreement will not exceed the prevailing market price of BCE’s common shares on the Toronto Stock Exchange at the time of each purchase.

Caution concerning forward-looking statements
Certain statements made in this news release, including, but not limited to, statements relating to purchases of common shares for cancellation under BCE’s normal course issuer bid, and other statements that are not historical facts, are forward-looking statements and are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise.

About BCE
BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Operating under the Bell and Bell Aliant brands, the Company’s services include telephone services, wireless communications, high-speed Internet, digital television, IP-broadband services and information and communications technology (ICT) services. BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca. For Bell product and service information, please visit www.bell.ca.

Media inquiries:
Julie Smithers
Bell Media Relations
416-528-9409
julie.smithers@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
514-870-4619
thane.fotopoulos@bell.ca